Exhibit 16.1

June 7, 2016

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

BioCube, Inc.

Commissioners:

We have read Item 4.01 of Form 8-K dated June 7, 2016, of BioCube, Inc. and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

/s/ Li and Company, PC